Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “*”.

Agreement Contract Research

Crucell Holland B.V. – Contractor

CONTRACT RESEARCH AGREEMENT

This agreement “Agreement” is entered into on February 28th, 2012 by and between:

Crucell Holland B.V., a private company with limited liability, with offices located at Archimedesweg 4, 2333 CN Leiden, the Netherlands, (“Crucell”),

and

Enumeral Biomedical Corp., a company organized under the laws of Delaware, U.S.A., with offices located at 1450 Broadway, 24th Floor, New York, NY, 10018, U.S.A. (“Contractor”);

Each of Crucell and Contractor hereinafter individually referred to as “Party” and collectively as “Parties”;

Whereas:

➢	Crucell is engaged in the business of researching, developing, manufacturing, testing, marketing and selling vaccines and proteins to combat infectious diseases;
➢	Crucell is the owner or licensee of certain molecules, proteins and antibodies (“Materials”) and of associated information and know-how, including assays and intellectual property rights thereto as further specified in Appendix I as attached to this Agreement;
➢	Contractor is an independent biotech company providing a broad range of services for the research and development of products;
➢	Crucell wishes to hire Contractor, and Contractor wishes to be hired by Crucell, to perform * screening services, antibody * services, and discovery of * services as further specified in Appendix I as attached to this Agreement (“Research Project”);
➢	Crucell is willing to provide the Materials and related Confidential Information to Contractor for such purposes;
➢	Crucell and Contractor recognize the need to make suitable arrangements herein with respect to the use of the Materials and the use of the Results stemming from the Research Project.

IT IS HEREBY AGREED as follows:

1.	Statement of Work (SOW). The Research Project will be carried out in accordance with one or more specific detailed statements of work that will be issued by Crucell, signed by both Parties and attached to this Agreement by written amendment in Appendix 1 (each a “Statement of Work” or “SOW”). Each SOW will also contain the financial terms and conditions, including an invoicing schedule, for such SOW.

Agreement Contract Research

Crucell Holland B.V. – Contractor

2.	Provision of Information and Materials. Crucell shall make arrangements to provide Contractor with information and Materials as necessary and at its disposal for the performance of the SOW.

3.	Quality Agreement. The SOW will be performed in accordance with the terms of any quality agreement agreed between Parties, as may be updated from time to time.

4.	Materials and Results. The Materials are proprietary to Crucell. During the term of this Agreement, Contractor agrees to maintain control over the Materials and all the results of the Research Project, including any materials, data, know-how and other information resulting from the Research Project (“Results”), and further agrees not to disclose, give access to or transfer the Materials and Results to persons not under its supervision and who do not need to receive or have access to the Materials and Results for the performance of the Research Project, without the prior written approval of Crucell. Results shall promptly be reported to Crucell during the performance of each SOW. Furthermore, the Materials shall only be used within the laboratories of Contractor and by its employees for the purpose of performing the SOW and the Materials shall not be modified, altered, changed and/or reconstructed other than as described in the SOW.

5.	Intellectual Property. All right, title and interest to any intellectual property rights with respect to the Results will vest in Crucell. Contractor will respond to reasonable inquiries of Crucell regarding the status of each SOW and any inventions and intellectual property rights arising therefrom. If during the course and performance of the SOW, inventions are conceived or reduced to practice, Contractor agrees that all right, title and interest in and to all such inventions, shall vest in Crucell. Contractor will disclose promptly any inventions or improvements made or conceived by Contractor either alone or jointly with others, in the course of or as a result of the performance of the Research Project. Contractor shall assign its entire right, title and interest in and to any and all such inventions and improvements to Crucell and execute such documents as may be required to file applications and to obtain patents in the name of Crucell or its nominees, in any countries, covering such inventions or improvements. For the avoidance of doubt, the rights to any intellectual property rights with respect to Results as set forth herein shall not include the rights to any underlying background technology, materials or information that is proprietary to Contractor. Except as expressly set forth otherwise herein, nothing in this Agreement grants either Party rights or a license to any patent, copyright, trademark, or other intellectual property rights of the other Party. For the avoidance of doubt, nothing in this agreement expressly or otherwise provides for a license to Enumeral's technology: Platform for quantitative single cell functional profiling (“Enumeral Technology”), nor any inventions, discoveries or improvements to Enumeral’s Technology, whether patentable or not, which if practiced would constitute an infringement of any Enumeral patent or other intellectual property rights, that arise from Enumeral’s application of the Enumeral Technology in performance of the work as described in the Statements of Work. For clarity, such improvements to Enumeral’s technology, including, but not limited to, the use of microengraving technology to measure, within * materials, the * with potential utility in determining the presence or absence of disease processes will be owned solely by Enumeral provided that such improvements do not claim or require the use of Crucell’s Material.

Agreement Contract Research

Crucell Holland B.V. – Contractor

6.	Deliverables. Deliverables from Contractor to Crucell shall be defined in each SOW and include all remaining Materials and all Results. The invoicing schedule for each SOW will be based on these defined deliverables.

7.	Compliance. Contractor shall use commercially reasonable efforts to perform each SOW within the term specified in the respective SOW, and in accordance with the specifications, instructions, and guidelines in the SOW and this Agreement. The Parties shall work together in good faith to ensure that each SOW clearly describes all methods, requirements, and obligations (other than those set forth in this Agreement or a separate quality agreement). Contractor shall furthermore conduct its activities under this Agreement in accordance with the highest ethical standards and best industry practices, including any voluntary codes of practice applicable in the industry for the research, and all applicable laws and regulations, including the U.S. Foreign Corrupt Practices Act. Contractor will comply with all applicable national and international laws, regulations and guidelines relating to protection of the personal information of study subjects, including the European Commission Directive 95/46/EC as it relates to the protection of the personal information, and the Standards for Privacy of Individually Identifiable Health Information (Privacy Rule) under the United States Health Insurance Portability and Accountability Act of 1996 (HIPAA).

8.	Payment. In consideration of Contractor’s performance of all activities set out in each SOW, Crucell will pay Contractor the respective amounts specified in each such SOW. Parties will agree on the specifications that the Deliverables have to meet for the fees to become due and payable, and include these in the SOW. If the Deliverables do not meet these specifications, Contractor shall, at Crucell’s request, re-perform the SOW (or such portions thereof as may be reasonably required to be re-performed), at Contractor’s cost, until the Deliverables are met. Payments will be made by Crucell within sixty (60) days after receipt of a pertinent invoice from Contractor.

9.	Use of Names. Neither Party will use the name of the other Party in relation to this Agreement in any advertising or other form of publicity without the prior written consent of the other Party.

10.	Confidentiality. Contractor will keep all information, whether in oral or written (electronic or paper) form or in the form of a physical object or material disclosed or otherwise received in connection with the Research Project (“Confidential Information”), and all Materials, and any derivatives and modifications thereof, and Results (together with Confidential Information, collectively “Information”) confidential and will not use such Information or give access or disclose the same to anyone other than those of its direct employees who need to receive such for the execution of the Research Project. Contractor will make sure that confidentiality of Information is assured by a written confidentiality agreement with such employees (which may include an employment agreement), the obligations of which are not less stringent than the obligations in this Agreement. The confidentiality obligations shall not apply to the extent that Contractor is required to disclose Information by order or regulation of a governmental agency or court of competent jurisdiction provided that Contractor gives Crucell prior written notice of such disclosure and takes reasonable actions to avoid such disclosure or to minimize its extent, and to secure the confidentiality of such disclosure.

Agreement Contract Research

Crucell Holland B.V. – Contractor

Information shall not be deemed Information, to the extent Contractor can demonstrate that:

a.	the disclosed Information was at the time of such disclosure already in the public domain other than as a result of actions of Contractor in violation hereof;

b.	the disclosed Information was rightly known by Contractor (as shown by its written records) prior to the date of disclosure by Crucell in connection with this Agreement, and was not acquired directly or indirectly from Crucell or from any other party under an agreement of confidentiality to Crucell; or

c.	the disclosed Information was received by Contractor (as shown by its written records) on an unrestricted basis from a source unrelated to Crucell and not under a duty of confidentiality to Crucell.

11.	Contractor’s R&W. Contractor represents and warrants that it has the experience, capability, and resources necessary to perform the activities described in each SOW in a commercially reasonable manner and that it shall devote the necessary personnel to perform the activities described in each SOW hereunder in a commercially reasonable manner.

12.	No Crucell R&W’s. Contractor acknowledges that the Materials are experimental in nature and are provided by Crucell for purposes of the Research Project only and “as is” with no warranties, express or implied, including any warranty of merchantability, title, non-infringement or fitness for a particular purpose.

13.	Liability and Indemnification.

a.	Except for willful misconduct or gross negligence by Crucell, Crucell shall not be liable to Contractor for any direct, consequential, incidental or indirect damages and/or loss arising from the use, handling or storage of the Materials and the performance of the Research Project by Contractor, and Contractor shall hold Crucell harmless from, and indemnify Crucell for, any such damage or claim relating thereto.

b.	Except for willful misconduct or gross negligence by Contractor, Contractor shall not be liable to Crucell for any direct, consequential, incidental or indirect damages and/or loss arising from the use of the Results by Crucell, and Crucell shall hold Contractor harmless from, and indemnify Contractor for, any such damage or claim relating thereto.

14.	Term and Termination.

a.	This Agreement shall take effect on the date set out on the first page of this Agreement and will terminate after the completion of the SOW’s under this Agreement.

Agreement Contract Research

Crucell Holland B.V. – Contractor

b.	Crucell may terminate this Agreement (i) with immediate effect in the event of insolvency or bankruptcy of Contractor or (ii) at any time with thirty (30) days prior written notice. In the event of early termination, Contractor shall be paid for all services performed and related expenses incurred in accordance with this Agreement until the date of notice of termination is given or, with Crucell’s written approval, until the date of termination.

c.	Either Party may terminate this Agreement upon the other Party’s breach of this Agreement, provided that the terminating Party has given the defaulting Party no less than thirty (30) days’ prior written notice of such breach and the defaulting Party has not cured such default by the end of the notice period.

d.	Upon completion of the activities under the Research Project by Contractor or upon termination of this Agreement, Contractor shall return to Crucell, or, if approved by Crucell in writing, destroy, all Information received from Crucell hereunder and any tangible Materials, including any derivatives or modifications thereof received from Crucell hereunder or generated as a result of the SOW performed by Contractor hereunder. Contractor shall have the right to retain one copy of all documents to determine ongoing obligations under this Agreement, which documents shall be kept securely and in strict confidentiality and only for such purpose.

e.	Unless expressly provided to the contrary, the following provisions shall survive any termination of this Agreement: Articles 5, 9, 10, 12 through 17, 19, 20 and 21.

f.	Termination in accordance with this Article shall not prejudice any other remedy that a Party might have.

15.	Notice and Reports. All notices required by this Agreement shall be in writing. All notices and reports shall be sent by fax or e-mail followed by registered or certified airmail to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties:

To Crucell:	Crucell Holland B.V.
Archimedesweg 4
2333 CN Leiden
The Netherlands
Attn. *
FAX: +31-71-5199800

With a copy to the Legal Department at same address.

To Contractor:	Enumeral Biomedical Corp.
1450 Broadway, 24th Floor
New York, NY 10018
Attn. Derek Brand, Director of Business Development
Email: Derek@enumeral.com

Agreement Contract Research

Crucell Holland B.V. – Contractor

16.	Relationship of the Parties. Contractor shall perform the Research Project as an independent contractor and not as Crucell’s agent, representative or employee. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any third party.

17.	Assignability. Contractor’s duties and obligations assumed under this Agreement may not be delegated to another party, and this Agreement may not be assigned or transferred (in whole or in part) by Contractor, without the written consent of an authorized representative of Crucell. Crucell may assign this Agreement to any of its Affiliates or to a purchaser of all or substantially all of Crucell’s assets relating to the subject matter of this Agreement. Crucell’s Affiliate means with respect to this Agreement, any company, whether a corporation or other business entity, that is Controlling, Controlled by or under common Control with Crucell; whereby “Control” means the direct or indirect ownership of more than fifty percent (50%) of the equity interest in an entity, or the ability in fact to control the management decisions of such entity. Crucell may assign this Agreement to an Affiliate, without the approval of Contractor.

18.	Entire Agreement. This Agreement, including its Appendices, constitutes the entire agreement of the Parties relating to the subject matter set out herein.

19.	Amendment. This Agreement may not be changed, modified, amended, or supplemented except by a written instrument duly signed by authorized representatives of both Parties hereto.

20.	Choice of Law and Dispute Resolution. This Agreement shall be governed by and construed under the laws of the Netherlands (without giving effect to the laws, rules or principles thereof regarding conflict of laws). If any dispute arises out of or in connection with this Agreement, the Parties will themselves endeavor to settle such dispute amicably. If the Parties fail to reach an amicable settlement of the dispute within a reasonable period of time, such dispute shall, to the exclusion of all others, be referred to a competent federal court in New York, U.S.A., which court shall have exclusive jurisdiction to settle any such disputes. The Parties agree that any judgment of a competent New York, U.S.A., court is enforceable in any court having jurisdiction over the Parties.

21.	Rules of Construction.

a.	“Including”. The words “include”, “including” or “included” are used to indicate that the matters listed are not a complete enumeration of all matters covered and should be read such as “including but not limited to”.
b.	Singular, Plural, Gender. Words denoting the singular, shall include the plural and vice versa. Words denoting one gender shall include all others.
c.	Severability. If any part of this Agreement shall be held invalid and/or unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect provided that such provisions will permit the transaction contemplated herein to take place in substantially the same manner as originally contemplated by the Parties.

Agreement Contract Research

Crucell Holland B.V. – Contractor

d.	Translations. This Agreement has been written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement. In the event of any conflict in interpretation between the English version and such translation of this Agreement, the English version shall prevail.
e.	Waiver. The waiver by either Party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any prior or succeeding breach of such provision or the waiver of the provision itself. No delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder shall operate as a waiver of any right or remedy.

AGREED and signed by:

Crucell Holland B.V.	Enumeral Biomedical Corp.

/s/ Bart van Zijll Langhout	/s/ Arthur Tinkelenberg
Name: Bart van Zijll Langhout	Name: Arthur Tinkelenberg
Function: Managing Director	Function: President and CEO
Date: 10/5/2012	Date: 4/16/2012

Agreement Contract Research

Crucell Holland B.V. – Contractor

Appendix 1

STATEMENT OF WORK (SOW)

This Statement of Work (“SOW”) is made and entered into as of March 29, 2012 (the “SOW Effective Date”) by and between Enumeral Biomedical Corp. (“Contractor” or “Enumeral”) and Crucell Holland B.V. (“Crucell”).

This SOW is pursuant to, and incorporates the provisions of, the Contract Research Agreement, dated February 28, 2012, by and between Contractor and Crucell (“Agreement”).

Under this SOW Parties agree as follows:

Research Project:

Background

Overview

This SOW includes two projects with direct applications to the development of vaccines and therapeutics *.

Project 1: Screening of *. Enumeral will identify * that react with * antibodies and display favorable aqueous solubility.

Project 2: * analysis of * antibodies. Enumeral will screen samples from *, along with a control group to identify the frequency and isotype of * (along with cell surface phenotype), and retrieve any cells producing antibodies *.

Timelines Project 1:

Project 1: * Screening (see pages 5-6)

Phase 1: Assay development *
Phase 2: Screen of Crucell *

Commercial conditions Project 1:

* Screening

Agreement Contract Research

Crucell Holland B.V. – Contractor

Total amount for the services performed under Phase 1, including FTE costs, equipment access, and necessary supplies and reagents to complete the specified work. The employees involved will include *.

Total Amount: * will be paid by Crucell as follows:

•	* will be paid by Crucell after demonstration of the developed assay and completion of screening program for one of the three delivered * (estimated *) and receipt of the related invoice by Crucell;

•	* will be paid by Crucell after completion of screening of remaining * (estimated *) and receipt of the related invoice by Crucell;

•	* will be paid by Crucell after delivery of * (estimated *) and receipt of the related invoice by Crucell.

All payments will be made by Crucell in accordance with the payment schedule as set out above and within 60 (sixty) days after receipt of a pertinent invoice from Enumeral containing a specification of the costs and a reference to Purchase Order number (to be supplied by Crucell after execution of this SOW).

As may be appropriate, development and commercial milestones arising from future work requested by Crucell related to each of the aforementioned projects can be discussed at the conclusion of the respective projects. Any additional services are subject to Article 19 of the Agreement.

Programs, Materials and requirements and Deliverables

The services includes specified reagents and materials developed by Crucell (see Materials), along with specific technological expertise, materials, and instrumentation as provided by Enumeral.

Materials are defined as follows and will be provided by Crucell:

•	Project 1: *-Screening: Crucell will provide * expressing * molecules, along with appropriate * and * antibodies for binding analyses, including various un-tagged and tagged versions, per previous conversations between Enumeral and Crucell and described in more detail below.

Enumeral Materials:

•	Devices & standard-reagents; including microwell arrays, cover-slides, commercially-available capture and detection antibodies, and other elements necessary to carry out the work described.

•	Enumeral will acquire * and from * controls for the “Pilot Phase” of the * program.

Agreement Contract Research

Crucell Holland B.V. – Contractor

Project Details:

Project 1:

Assay Development

Assay development will be carried out as the first step for both programs; this will allow selection of the best reagents that will provide consistency across each program. Key factors include:

•	Ensuring proper binding of captured * during the microengraving process;

•	Selecting appropriate antibody reagents for either capture or detection during the microengraving process and in-well cytometry.

Enumeral will discuss results for both the * and * assay development processes with Crucell prior to initiating screening in either program. The decision to continue to the screening of * will be made upon Crucell’s sole discretion. If Crucell decide not to continue the SOW shall be deemed to be terminated after completion of the Assay Development under Project 1.

* Screening Program

Program Goal: To identify, * that (i) bind robustly to * antibodies provided by Crucell and (ii) display favorable aqueous solubility. Enumeral’s technology will be utilized to identify, from * Crucell *, soluble * that bind strongly to the provided * antibodies.

Crucell will supply *(or related *). In each case, * will be interrogated using Enumeral’s Technology to simultaneously measure the binding of up to * different Crucell * antibodies against soluble *microengraved from * assayed per well. Successful implementation of this screen would provide for the option to extend the SOW to test *. Such decision to extend the SOW is upon Crucell’s sole discretion. Enumeral and Crucell will then jointly determine conditions for selecting cells for retrieval. Cells will be retrieved during screening with Enumeral’s Technology and transferred to 96 well plates. Cells will undergo RT-PCR and/or sequencing and the results will be provided to Crucell.

Deliverables

•	Validated assay results presented to Crucell, which will demonstrate the ability to identify soluble clones that bind strongly to * antibodies provided along with desired solubility. Both Parties will decide on conditions for cell recovery during the second phase of testing (*).

•	Frequency data and sequencing from recovered cells during screening of * using the assay developed above (*).

Detailed Statement of Work: * Screening

Delivery of Materials:

•	Crucell will provide Enumeral with *

•	Crucell with also provide * antibody (and additional * antibodies if desired) and * antibodies for the assay development phase.

Agreement Contract Research

Crucell Holland B.V. – Contractor

•	Crucell will provide Enumeral with * to undergo screening using the developed assay.

Establishing Capture and Detection Conditions

•	Limits of detection will be established using *. Pair—wise testing of all combinations of antibodies as capture and detection reagents will be performed (as appropriate) to determine limits of detection and optimal assay conditions for the different reagents.

•	Example: *.

•	Serial microengraving from the same * will be performed to establish base-line binding of each of the Crucell antibodies to the soluble *. These tests will be run on * channels in parallel, which effectively tests whether the * antibodies compete for *.

•	Enumeral and Crucell will establish criteria for selecting cells for retrieval during * screening.

Screen of *

•	Each of the * will undergo screening using the microengraving assay developed.

•	Each * will undergo sufficient screening to assess “saturation” and detection of best * e.g. based on rank-ordering of amount of * and affinity of binding by up to * antibodies provided by Crucell, including *.

•	Enumeral will recover cells that fit a retrieval profile decided upon by Crucell and Enumeral (above), and corresponding * will be recovered and sequenced.

Timelines Project 2;

Project 2: * Program (see pages 7-9)

Phase 1: Assay Development (*)

Phase 2: Frequency Analysis – *

Phase 3: Screening and analysis of *

Commercial conditions Project 2:

* Program

Phase 1: Research fees cover FTE costs, equipment access, and necessary supplies and reagents to complete the specified work. The employees involved will include *. The higher costs of this phase reflect a greater level of FTE involvement, which will principally be led by the Director on the program.

Total Amount: * will be paid by Crucell as follows

•	Phase 1-2”: * after delivery of frequency data pertaining to * and receipt of the related invoice by Crucell.

Agreement Contract Research

Crucell Holland B.V. – Contractor

In case Crucell has decided to continue to Phase 2 of Project 2, the Total Amount for the work under Phase 2 will be paid by Crucell as follows:

•	Phase 3: * upon delivery of data including *

Phase 2: the costs include all FTE costs and increased instrument time in order to process a high number of samples. A Research Associate will be primarily associated with data collection, while a Director will oversee program progress and data analysis. Costs for the Patient Phase can be adjusted if there are substantial changes to the statement of work after delivery of the Pilot Phase milestone (Discussed in more detail on Page 9) and after the prior written approval of Crucell.

All payments will be made by Crucell in accordance with the payment schedule as set out above and within 60 (sixty) days after receipt of a pertinent invoice from Enumeral containing a specification of the costs and a reference to Purchase Order number (to be supplied by Crucell after execution of this SOW).

As may be appropriate, development and commercial milestones arising from future work requested by Crucell related to each of the aforementioned projects can be discussed at the conclusion of the respective projects. Any additional services are subject to Article 19 of the Agreement.

Program, Materials and requirements and Deliverables

The services includes specific reagents and materials developed by Crucell (see Materials), along with specific technological expertise, materials, and instrumentation as provided by Enumeral.

•	*: If suitable reagents are not commercially-available, Crucell will provide * and appropriate tags or secondary detection reagents that will be appropriate for Enumeral’s assay development strategies. Crucell will provide * for the “Patient Phase”)(Phase 2) of the project, which entails measuring *.

Enumeral Materials:

•	Devices & standard reagents; includes microwell assays, cover slides, commercially-available capture and detection antibodies, and other elements necessary to carry out the work described.

•	Enumeral will acquire * and from * controls for the “Pilot Phase” of the * program.

Project Details:

Project 2:

Assay Development

Assay development will be carried out as the first step for Project 2; this will allow selection of the best reagents that will provide consistency across each program. Key factors include:

•	Ensuring proper binding of captured * during the microengraving process;

Agreement Contract Research

Crucell Holland B.V. – Contractor

•	Selecting appropriate antibody reagents for either capture or detection during the microengraving process and in well cytometry.

Enumeral will discuss results for the * assay development processes with Crucell prior to initiating screening in either program.

Phase 1: * Analysis & Discovery of * Antibodies

Program Goal: To determine the * and to recover and sequence antibodies that *. The program will include two phases:

* Analysis (“Pilot Phase”). Enumeral will obtain * and controls. Samples will be screened using Enumeral’s technology to determine *.

* will be characterized with respect to antibody specificity to the * described above as well as *. Cell surface markers will be assessed using in well cytometry to identify common * markers based on *.

Pilot Phase Deliverables

•	Phase I: Assay developed to demonstrate binding to *. Data demonstrating binding to the provided * will be presented, along with data showing that the assay is feasible for measurements on *

•	Phase II: Assessment of *. Data identifying the frequency of antibodies binding * as well as * will be presented from *

Assessment Point: Crucell and Enumeral will discuss results of pilot phase in order to make any recommended changes in the scope of work for the “Patient Phase” of the program. Any such decision to continue or to amend the Project shall be made by Crucell upon its discretion.

Identification and Recovery of * (“Patient Phase”). * will be provided by Crucell and screened to identify cells secreting antibodies *. Cells of interest will be retrieved and the * of each cell sequenced. * analysis will first be processed to enrich for * populations, either by Crucell or Enumeral as appropriate. Information on * is provided in Appendix 1.

Patient Phase Deliverable

•	Data identifying the * antibodies, along with conserved sequences and other elements of the antibody repertoire analysis from * will be presented. Sequences from antibodies * will be provided. *

Detailed statement of work: *

Delivery of Materials:

•	Crucell will provide Enumeral with *, and additional reagents specific to the detection of said antibodies as deemed appropriate by Enumeral and Crucell.

Agreement Contract Research

Crucell Holland B.V. – Contractor

•	Crucell will provide Enumeral with * samples the final numbers and respective inclusion criteria will be determined at the conclusion of the “Pilot Phase”. The current estimate is that samples will comprise *.

Establishing Capture and Detection Conditions:

•	* will be isolated from * (see Appendix 1 for details on *)

•	Different activation conditions, including a comparison of “resting” and activated will be compared to determine baseline and stimulated * events.

•	Using * as a capture antibody, all * will be microengraved from *

•	Cells will be arrayed in Enumeral devices the following analyses will be performed to validate and characterize detection antibodies and cell surface marker reagents (including *:

•	Detection of * antibodies will be performed using * antibodies to validate best conditions for measuring baseline * events in the both resting and activated populations. This will allow characterization of detection reagents and determination of appropriate sample sizes for screening patient samples.

•	In well cytometry will be performed to determine cell surface markers of highest interest. A specific set of markers will be chosen following correlation of * and cell population patterns (e.g. * antibodies).

•	Deliverable: Data demonstrating binding to provided * will be presented, along with data showing that the assay is feasible for measurements on * samples, e.g. *.

Analysis of *:

•	Enumeral will obtain * and controls *. Samples will be frozen and stored appropriately. Samples will undergo enrichment as described above based on discussions between Enumeral and Crucell.

•	Samples will be screened employing the assay conditions developed above; screens will be performed under activated and unactivated (“resting”) conditions

•	*. Cell surface markers will be enumerated to determine *.

•	Cell retrieval conditions will be discussed between Crucell and Enumeral. Cells secreting antibodies * will be retrieved using Enumeral’s specialized instrumentation and transferred to 96 well plates for subsequent RT-PCR and sequencing.

•	Deliverable: Data identifying the frequency of antibodies * as well as * will be presented.

Assessment point: Results of the pilot phase will be discussed to determine the appropriate structure for the Patient Phase and serve as a “go/no-go” decision point for the program. Criteria for progressing to Patient Phase should include * antibodies. The decision to continue to the Patient Phase will be made by Crucell upon its sole discretion. In case Crucell decided not to continue to the Patient Phase this SOW and the Agreement shall be deemed to be terminated.

Agreement Contract Research

Crucell Holland B.V. – Contractor

Phase 3: “Patient Phase: Screening of patient samples Analysis of *

•	Samples provided by Crucell will be processed and screened employing assay conditions as above or modified per discussions at the conclusion of pilot phase.

•	*. As above, cell surface markers will be enumerated to determine marker dependent subsets that are also * antibody secreting cells.

•	Cells secreting antibodies * will be retrieved using Enumeral’s specialized instrumentation and transferred to 96 well plates for RT-PCR and sequencing. Retrieval criteria will be as above or modified per discussions after Pilot Phase.

•	Deliverable: Data identifying * will be provided.

Agreed and signed by:

Crucell Holland B.V.	Enumeral Biomedical Corp.
/s/ Bart van Zijll Langhout	/s/ Arthur Tinkelenberg
Name: Bart van Zijll Langhout	Name: Arthur Tinkelenberg
Function: Managing Director	Function: President and CEO
Date: 11-05-2012	Date: 4/16/2012